EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm

Pomeroy IT Solutions, Inc.
Hebron, Kentucky

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-129062) of Pomeroy IT Solutions, Inc. of our report dated March 20, 2009, except for Note 1 which is as of August 21, 2009 relating to the consolidated financial statements which appears in this Annual Report on Form 10-K/A.

/s/ BDO Seidman, LLP
Chicago, Illinois
August 21, 2009